UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – September 12, 2011

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	001-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Competitive Holdings Company

(Exact name of registrant as specified in its charter)

Texas	001-34543	75-1837355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In 2005, the U.S. Environmental Protection Agency (EPA) issued a final rule (the Clean Air Interstate Rule or CAIR) requiring states to reduce emissions of sulfur dioxide (SO2) and nitrogen oxide (NOx) that significantly contribute to other states failing to attain or maintain compliance with National Ambient Air Quality Standards (NAAQS) for fine particulate matter and/or ozone. In 2008, the U.S. Court of Appeals for the District of Columbia Circuit (D.C. Circuit Court) invalidated the CAIR, but allowed the rule to continue in effect until such time as the EPA issued a final replacement rule. In August 2010, the EPA issued for comment a proposed replacement rule for the CAIR called the Clean Air Transport Rule (as adopted, the Cross-State Air Pollution Rule (CSAPR)). As proposed, the CSAPR did not include the State of Texas in its annual SO2 or NOx emissions reduction programs to address alleged downwind fine particulate matter effects.

In July 2011, the EPA issued the final CSAPR. As issued, the final CSAPR includes the State of Texas in its annual SO2 and NOx emissions reduction programs, as well as its seasonal NOx emissions reduction program. These programs require significant reductions of SO2 and NOx emissions from coal-fueled generation units in covered states (including the State of Texas) and institute a “cap and trade” system designed to help generators achieve required reductions. Compliance with the CSAPR’s annual emissions reduction programs is required beginning January 1, 2012, and compliance with the CSAPR’s seasonal emissions reduction program is required beginning May 1, 2012.

In August 2011, we petitioned the EPA to reconsider the final CSAPR provisions and stay the effectiveness of those provisions, in each case as applied to the State of Texas. The EPA has not yet formally responded to our petition. On September 12, 2011, we filed a petition for review in the D.C. Circuit Court challenging the CSAPR as it applies to Texas. In that legal proceeding, we expect to file a motion to stay the effective date of the CSAPR as applied to Texas. We cannot predict whether we will be successful in our petition to the EPA, our legal challenge to the CSAPR or our expected motion to stay the effective date of the CSAPR.

The CSAPR requires that our fossil-fueled generation units reduce their annual SO2 and NOx emissions by approximately 64 percent and 22 percent, respectively, compared to 2010 levels, each beginning on January 1, 2012. The CSAPR also requires our fossil-fueled generation units to reduce their seasonal NOx emissions by 19 percent, compared to 2010 levels, beginning on May 1, 2012, which is the start of the ozone season. Although the CSAPR establishes a “cap and trade” system intended to aid compliance with the emissions limitations, we do not expect there to be sufficient liquidity in emissions trading markets for the purchase of emissions credits to constitute a significant element of our near-term compliance strategy. Further, we believe that the state assurance levels contained in the CSAPR (i.e., the level of emissions permitted in a state that, to the extent exceeded, must be offset with emissions credits on a three to one basis) prevent using emissions credits to offset emissions above our generation fleet’s pro rata portion of the Texas assurance level from being a viable near-term compliance strategy. Due to the short timeframe for compliance with the emissions limitations in the CSAPR, we believe that the permitting, engineering, procurement and construction of new environmental control equipment that would be necessary to fully comply with the CSAPR will not be feasible to allow compliance beginning on January 1, 2012.

Therefore, assuming that neither the EPA nor the D.C. Circuit Court issues a stay of the CSAPR as applied to the State of Texas, we expect to:

•	idle Units 1 and 2 at our Monticello generation facility (approximately 1,200 MW);

•

switch the fuel we use in Unit 3 at our Monticello generation facility (approximately 750 MW) and Units 1 and 2 at the Big Brown generation facility (approximately 1,200 MW) from a blend of Texas lignite and Powder River Basin coal to 100 percent Powder River Basin coal (in conjunction with the permitting, engineering, procurement and construction of a baghouse and installation of dry sorbent injection systems at Big Brown Units 1 and 2 and the permitting, engineering, procurement and construction of an upgraded flue-gas desulfurization unit (i.e., scrubber) at Monticello Unit 3);

•	cease lignite mining operations at the Big Brown/Turlington, Winfield and Thermo mines that serve the Big Brown and Monticello generation facilities; and

•	permit, engineer, procure, and construct upgraded scrubbers to reduce SO2 emissions from Units 1, 2, and 3 at our Martin Lake generation facility and Unit 4 at our Sandow generation facility.

We expect the unit idling to occur immediately prior to January 1, 2012; the fuel switching and cessation of lignite mining operations to occur immediately prior to and during the first quarter of 2012; and the completion of the scrubber upgrades to occur by the end of 2012. These actions are expected to reduce, in the near term, our total peak generation capacity by approximately 1,300 MW in the aggregate in order to comply with our CSAPR emissions limitations. We also intend to continue to seek to identify and pursue options that might allow us to restore levels of generation at the units affected by the actions described above.

We expect these actions to result in material capital expenditures. Capital expenditures by the end of 2012 related to these actions are expected to be approximately $280 million (in addition to the $75 million of environmental capital expenditures related to our generation units planned for 2011 as previously disclosed in our Form 10-K for the year ended December 31, 2010). We estimate expenditures of more than $1.5 billion before the end of the decade in environmental control equipment will be required to comply with regulatory requirements, including the CSAPR. We also expect these actions to result in revenue decreases, due to lower wholesale power sales volumes caused by the reduced generation, as well as increased fuel costs. We expect the effect of reduced generation combined with increased fuel costs associated with the transition from a blend of lignite and Powder River Basin coal to 100 percent Powder River Basin coal at the Big Brown and Monticello generation facilities, among other things, to result in approximately $260 million of lower Adjusted EBITDA (as defined in the restricted payments covenant in the Energy Future Holdings Corp. Senior Secured Notes indentures) in the year ended December 31, 2012 (based on ERCOT North Hub 7x24 power prices as of March 31, 2011). We estimate that approximately 65 percent of the 2012 Adjusted EBITDA impact will be associated with the increased fuel costs, with the remainder due to lower generation. Cash impacts associated with fuel switching in 2012 are expected to be partially mitigated by approximately $100 million of lower capital expenditures at the affected lignite mining and plant locations. In addition, we estimate that approximately 500 jobs at our generation and mining facilities will be eliminated in connection with these actions.

Our continued evaluation of the consequences of the CSAPR (and the effects of the actions described above) could also result in the recording of material, noncash asset impairment charges in the third or fourth quarter of 2011 related to goodwill and/or our generation facilities, including related lignite mining operations. We expect the job eliminations to result in severance charges as plans are finalized, likely in the fourth quarter of 2011.

Forward-Looking Statements

The information set forth in this Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations. All statements, other than statements of historical facts, that are included in this Current Report on Form 8-K that address activities, events or developments that Energy Future Holdings Corp. (“EFH Corp.”) or Energy Future Competitive Holdings Company (“EFCH”) expect or anticipate to occur in the future (often, but not always, through the use of words or phrases such as “might,” “believe,” “plan to,” “intend to,” “will likely,” “expect,” “may,” “estimate,” “could” and “anticipate”), are forward-looking statements, including, but not limited to, statements regarding the projected effects of the CSAPR on our operational and financial results. Although EFH Corp. and EFCH believe that in making any such forward-looking statement their expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors in EFH Corp.’s and EFCH’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission (including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” contained therein). Neither EFH Corp. nor EFCH undertakes any obligation to publicly release any revision to the forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ Stan Szlauderbach
Name: Stan Szlauderbach
Title: Senior Vice President and Controller

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

/s/ Stan Szlauderbach
Name: Stan Szlauderbach
Title: Senior Vice President and Controller

Dated: September 12, 2011